                                                                    EXHIBIT 10.4


                                                                  EXECUTION COPY
                                                                    CONFIDENTIAL

                              DEVELOPMENT AGREEMENT

      THIS DEVELOPMENT AGREEMENT (the "Agreement") is made as of September 22, 2003 (the "Agreement Date"), by and between OMRIX BIOPHARMACEUTICALS, INC., a corporation organized under the laws of Delaware (hereinafter referred to as "Omrix"), and ETHICON, INC., a corporation organized under the laws of New Jersey, acting by and through its Johnson & Johnson Wound Management division (hereinafter referred to as "Ethicon," together with Omrix, the "Parties" and each individually a "Party").

                                    RECITALS

      WHEREAS, Omrix has developed a fibrin sealant, Quixil(TM), including the medical device applicator and other related devices;

      WHEREAS, Omrix is in the process of developing further, biological fibrin sealant products and devices and intellectual property related thereto, such as thrombin and a second generation fibrin sealant;

      WHEREAS, Ethicon desires to provide medical devices, and components of such devices, for use in connection with certain of Omrix's biological fibrin sealants in specific products;

      WHEREAS, Ethicon and Omrix desire to further develop specific fibrin sealant products and thrombin products, and medical devices for use in connection with such products;

      WHEREAS, Ethicon and Omrix desire to provide a mechanism for development of certain improvements which may arise in the course of developing the aforementioned products; and

      WHEREAS, Ethicon and Omrix are simultaneously entering to a Distribution and Supply Agreement (the "Supply Agreement") for Ethicon to purchase and resell Quixil(TM) and the products developed hereunder in specified territories;

      NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants herein contained, effective upon the Effective Date, the Parties hereto agree as follows:

      1. Definitions. The following terms, when used with initial capital letters, shall have the meanings set forth below.

      PORTIONS OF THIS EXHIBIT MARKED BY AN *** HAVE BEEN OMITTED PURSUANT
        TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE
                       SECURITIES AND EXCHANGE COMMISSION.



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            1.1 "Affiliate" shall mean, in relation to either Party hereto, (a)
any entity in which the relevant Party directly or indirectly holds more than 50% of the voting stock or power, (b) any entity ("Holding Entity") which holds directly or indirectly more than 50% of the voting stock or power of the relevant Party, (c) any other entity in which more than 50% of the voting stock or power is directly or indirectly held by any Holding Entity of the relevant Party or (d) any entity in which the relevant Party directly or indirectly holds less than 50% of the voting stock or power but has management control of such entity in that it has the ability to appoint and remove the majority of the Board of Directors (or other governing body) of such Party.

            1.2 "BAC" shall mean the substance that is a component of Quixil that is manufactured from cryoprecipitate extracted from "Human Plasma for Fractionation" the production processes for which include various combinations of both tranexamic acid and arginine and/or their derivatives and meets the specifications for BAC set forth on Exhibit B hereto.

            1.3 "BAC2" shall mean a different version of BAC identified by Omrix in its sole discretion that contains different combinations of the same components of BAC, but that is essentially free of plasminogen activity and tranexamic acid.

            1.4 "Covered Improvement" shall mean an Improvement to a Development Product, made or proposed to be made during the Term of this Agreement, for which both (i) the primary indication for use is in the Field and (ii) the Improvement includes, or results in an improved version of a Development Product that includes, (A) in the case of an Improvement to FS2, an improved version of BAC2 and/or an improved version of Thrombin delivered together through a device functionally equivalent to the device first approved for use with FS2, (B) in the case of Thrombin, an improved sterile solution or lyophilized version of Thrombin and (C) in the case of the Hemostatic Pad Product, an improved version of the substrate, BAC2 and/or Thrombin used in the Hemostatic Pad Product or the process of incorporation of BAC2 and/or Thrombin with a substrate.

            1.5 "Development Costs" shall mean all reasonable costs and expenses incurred by Omrix in connection with the Project (including, without limitation, all costs and expenses relating to clinical studies and regulatory filing fees and costs of subcontractors and consultants, provided that such subcontractors or consultants do not replace full-time, permanent Omrix personnel positions) in a manner consistent with parameters set forth in a budget approved by the DAB, except for Labor Costs.

            1.6 "Development Plan" shall mean the development plan attached as Exhibit A, as such Development Plan may be amended from time to time, pursuant to Section 2.3 hereof.

            1.7 "Development Products" shall mean FS2, Thrombin, the Hemostatic Pad Product and the Flowable Hemostat.

            1.8 "Development Intellectual Property" shall mean any Intellectual Property arising from the performance of the Parties' obligations under this Agreement during the Term.


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            1.9 "Effective Date" shall mean the date first set forth in the introductory paragraph hereto.

            1.10 "Ethicon Components" shall mean a substrate supplied by Ethicon meeting specifications mutually agreed by Omrix and Ethicon or approved by the DAB.

            1.11 "Ethicon Intellectual Property" shall mean all Intellectual Property of Ethicon other than any of its interests in the Development Intellectual Property.

            1.12 "EU" shall mean the European Union as it may be expanded from time to time.

            1.13 "EU Marketing Clearance" shall mean the receipt by Omrix or Ethicon of a marketing authorization in all of the following countries: France, Germany, Italy, United Kingdom and Spain.

            1.14 "Field" shall mean Non-Consumer Applications using human-plasma derived products that are indicated for (A) hemostasis (with or without other indications), or (B) sealing only; except that, notwithstanding anything to the contrary in the foregoing, the Field does not include dentistry applications, regardless of whether hemostasis and/or sealing is an indication, recombinant products or any device which uses the patient's own blood.

            1.15 "First Commercial Sale" shall mean the date on which Ethicon first sells a specified Development Product to a third party which is not an Affiliate following either US Marketing Clearance or EU Marketing Clearance, as applicable.

            1.16 "Flowable Hemostat" shall mean a combination product comprised of Thrombin and a medical device provided by Ethicon, packaged together as separate components and approved by the regulatory authorities as a kit of two or more medicinal products in a combination package where the components are intended for simultaneous administration and which the DAB identifies in writing as the "Flowable Hemostat."

            1.17 "FS2" shall mean a frozen liquid fibrin sealant which would include the biological reagents BAC2 and Thrombin, would be essentially free of plasminogen activity and tranexamic acid as contemplated by the Certificate of Analysis for FS2 set forth on Exhibit B hereto, would be manufactured from cryoprecipitate extracted from "Human Plasma for Fractionation" and would be sold with a delivery device.

            1.18 "Hemostatic Pad Product" shall mean a pad comprised of fibrinogen and/or Thrombin combined with a substrate, which substrate may be an Ethicon Component.

            1.19 "Improved Product" shall mean a product, if any, incorporating a Covered Improvement, which cannot be a Primary Product, as that term is defined in the Supply Agreement.


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            1.20 "Improvement" shall mean, with respect to any Intellectual
Property, or Development Product, or Quixil, any upgrade, new version, change, redesign, improvement or modification of or to such Intellectual Property, or Development Product, or Quixil, or the method or process of manufacture, production, use or sale of such Development Product, or Quixil.

            1.21 "Intellectual Property" shall mean (a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations; (b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; (c) copyrights and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer software, data and documentation; (f) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; and (g) copies and tangible embodiments thereof.

            1.22 "Labor Costs" shall mean Omrix's compensation of its personnel and its subcontractors and consultants who fill Omrix's full-time, permanent personnel positions in connection with the performance of Omrix's obligations under this Agreement relating to the Project (including, without limitation, the salary of such personnel).

            1.23 "Milestone Payments" shall have the meaning set forth in
Section 5 hereof.

            1.24 "Non-Consumer Applications" shall mean applications where products are sold or distributed in a manner in which such products are required by law to be applied by a medical professional in a doctor's office, hospital, home-health setting, pharmacy or other healthcare facility.

            1.25 "Omrix Intellectual Property" shall mean all Intellectual Property of Omrix that is not Development Intellectual Property, including, without limitation: (a) United States provisional patent application Serial Number 60/291,968, (b) European patent application 01115157.8, (c) PCT patent application WO 02/095019, all continuations, continuations-in-part, divisionals and foreign counterparts thereof, all patents worldwide issuing thereon, and all renewals, reexaminations and extensions thereof; (d) proprietary know-how, processes, technical information, and data relating to Omrix Products; (e) all Intellectual Property of Omrix existing prior to the Effective Date and (f) all Intellectual Property developed by or for Omrix that is or was not developed in connection with the Project.

            1.26 "Omrix Products" shall mean FS2, Thrombin, BAC, and BAC2.


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            1.27 "Project" shall mean the development of the Development
Products contemplated hereby and of any Covered Improvements approved by the DAB pursuant to Section 2.4 hereof as well as the implementation of any Regulatory Changes.

            1.28 "Quixil" shall mean Omrix's frozen liquid fibrin sealant that includes the biological reagents BAC and Thrombin and a delivery device, currently marketed under the name "CrossealTM" by The American Red Cross in the United States, under the name "Quixil" in certain EU countries by Omrix and having U.S. license number 1603 and product registration numbers in certain other countries as set forth on Exhibit C hereto.

            1.29 "Regulatory Changes" shall mean any changes in or to a Product, its components or its Regulatory Approval imposed by the applicable Regulatory Agency subsequent to Regulatory Approval, except for changes to Quixil required for Omrix to meet the milestone set forth in Section 4.1(b) of the Supply Agreement. For the avoidance of doubt, changes which Omrix makes for product quality, compliance requirements, ongoing improvement programs related to viral inactivation processes and productivity improvements not imposed by the applicable Regulatory Agency shall not be considered Regulatory Changes.

            1.30 "Term" shall have the meaning set forth in Section 10.

            1.31 "Thrombin" shall mean the component of Quixil that is manufactured from cryoprecipitate-depleted plasma and meets the specifications for Thrombin set forth on Exhibit B hereto.

            1.32 "US Marketing Clearance" shall mean the receipt by Omrix or Ethicon from the U.S. Food and Drug Administration ("FDA") of a 510k pre-market clearance notification, a Pre-Market Approval ("PMA"), or Biologic License Approval ("BLA") letter that permits the commercial distribution of a Development Product for use in humans.

      2. Development of Development Products; Development Advisory Board; Development of Covered Improvements; Scope

            2.1 Development of Development Products; Regulatory Changes. The Parties each agree that they will use commercially reasonable efforts to develop the Development Products and, as and if applicable, Ethicon Components, and to agree on specifications therefor, as contemplated by the Development Plan. The Parties each further agree that any Regulatory Changes shall automatically become part of the Project and the costs for responding to and implementing such Regulatory Changes (other than such costs which are increases to the costs of manufacturing the applicable Product) shall be included within the scope of Development Costs and Labor Costs, as applicable.

            2.2 Creation of Development Advisory Board; Meetings. Ethicon and Omrix will assign individuals who will participate in a Development Advisory Board ("DAB") consisting of from three to five individuals, including at least one Director of Omrix and one Vice President of Ethicon, plus additional members as necessary for guidance during the term of


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this Agreement. The DAB will meet on a periodic basis, which shall be no less often than once per quarter. Approval of any matters by the DAB shall require the unanimous vote of the members of the DAB or the mutual consent and signature of authorized representatives of Ethicon and Omrix, except as expressly provided in Section 2.3 hereof.

            2.3 Powers of DAB. The DAB will act as a steering group to oversee and review progress and status of the Project, provide approval of a budget of Development Costs and Labor Costs and approve specifications for the Development Products and Ethicon Components, resolve outstanding issues and consider any other information that may be relevant to the successful completion of the Project. The DAB may refine the Development Plan for all Development Products by mutual consent and by signature from authorized representatives of Ethicon and Omrix, and such Development Plan shall be amended to include the Development Plan for each Improved Product upon the approval of the development of the applicable Covered Improvement by the DAB. The Development Plan as refined may include details on activities such as those activities set forth on Exhibit A-1 hereto. Both Parties agree and acknowledge that the Development Plan will include a timetable that will govern development of the Development Products. In case mutual consent cannot be obtained, Ethicon shall have final vote on clinical strategy, including indications for use, and product definition on the Hemostatic Pad Product and on the Flowable Hemostat (but, in each case, not on the Omrix Products contained therein). Omrix shall have the final vote on regulatory and quality strategy and product specifications on all Development Products.

            2.4 Covered Improvements. Each Party agrees that, prior to commencing development of a Covered Improvement, they will submit such Covered Improvement to the DAB for the DAB's consideration for development hereunder. If the DAB approves such Covered Improvement for development hereunder, the development of such Covered Improvement shall be deemed to be part of the Project and subject to the terms and conditions of this Agreement. If the DAB does not approve the development of such Covered Improvement, or if the DAB does not approve the Development Plan relating to such Covered Improvement and the expected resulting Improved Product within sixty (60) days of such approval, the Party proposing such Covered Improvement shall be free to develop such Covered Improvement outside the scope of the Project and this Agreement even in the Field and in the Territory; provided that (i) no Covered Improvement not approved by the DAB shall be commercialized by the Party proposing such Covered Improvement if such Covered Improvement merely constitutes nominal modifications to dosage forms, volume, packaging, or other modifications that do not result in a substantial change in the safety, marketability or efficacy of the Development Product and (ii) the Party proposing such Covered Improvement shall not commence commercial sales of products incorporating such Covered Improvement until after the one year anniversary of the date such Improvement was submitted to the DAB for its consideration hereunder. Notwithstanding anything to the contrary in this Agreement, Omrix shall not commercialize in the United States of America or Canada or any of their territories or possessions (including Puerto Rico) FS2 or any Covered Improvement of FS2 in the Field or Improvement to Quixil in the Field without the participation of Ethicon, except as otherwise permitted under
Section 2.8 of the Supply Agreement. This Section 2.4 is subject to Section 2.8(c) of the Supply Agreement in all respects.


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            2.5 Other Development Activities. The Parties agree and acknowledge that, subject to the Parties' obligations to develop the Development Products hereunder and to follow the process set forth in Section 2.4 with respect to Covered Improvements, nothing in this Agreement shall prevent either Party from engaging in development or other activities with any third parties; provided that neither Party shall use any Intellectual Property (other than any such Intellectual Property which is jointly owned hereunder) or Confidential Information of the other Party in the conduct of any such development or other activities. Further, both Parties acknowledge that Omrix has an exclusive distribution agreement with The American Red Cross for the distribution of Quixil (under the name of "CrossealTM") in the United States, Canada and each of their territories and possessions, including the Commonwealth of Puerto Rico.

            2.6 Consultants and Subcontractors. The DAB shall approve any consultant or subcontractor who is to provide services under this Agreement prior to the retention of same; provided that such approval shall not be unreasonably withheld taking into account any qualitative benefits of a particular subcontractor or consultant. Except as may be otherwise approved by the DAB, such consultant or subcontractor shall not be retained unless they have entered into a written agreement with the Parties whereby the consultant or subcontractor agrees to (1) assign all rights in any Intellectual Property it may develop as a result of their providing such services over to Omrix, Ethicon, or both, as is applicable under the terms of this Agreement, (2) agree to execute any documents and take all actions that are reasonably necessary to perfect such assignment in the future; and (3) provide to the Parties any licenses in any Intellectual Property owned by such Consultant or Subcontractor that may be required in order for the Parties to utilize Intellectual Property developed by the consultants or subcontractors.

      3. Intellectual Property

            3.1 Ownership of Developed Intellectual Property. Development Intellectual Property shall be the property of the Party developing such Intellectual Property, except as follows:

                  (a) Development Intellectual Property which is an Improvement to Omrix Intellectual Property shall be solely owned by Omrix and Development Intellectual Property which is an Improvement to Ethicon Intellectual Property shall be solely owned by Ethicon , except that (1) Ethicon and Omrix shall jointly own all Development Intellectual Property relating to (i) the process of integration of Omrix Products with the substrate included in the Hemostatic Pad or in the Flowable Hemostat, (ii) the Hemostatic Pad or Flowable Hemostat and
(iii) any Covered Improvement of the Hemostatic Pad or Flowable Hemostat (for the avoidance of doubt, this clause 3.1(a)(1) shall in no event be deemed to provide (A) Ethicon with joint ownership of any Improvements to an Omrix Product that are not related to the integration of Omrix Products with a substrate nor
(B) Omrix with joint ownership of any Improvements to an Ethicon Component that are not related to the integration of such Ethicon Component with Omrix Products) (2) Development Intellectual Property relating to Improvements to the Omrix Products that are not within the scope of 3.1(a)(1) above shall be solely owned by Omrix; and (3) Development Intellectual Property relating to Improvements to


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Ethicon Intellectual Property that are not within the scope of 3.1(a)(1) above shall be solely owned by Ethicon.

                  (b) Development Intellectual Property that is jointly developed but not within the scope of clause 3.1(a) above shall be jointly owned by the Parties; provided that, for the avoidance of doubt, the Parties agree that Ethicon's payment of Development Costs and/or Labor Costs shall not be relevant in any determination of whether any Intellectual Property is jointly developed or jointly owned by the Parties.

                  (c) With respect to Development Intellectual Property that is jointly owned by the Parties hereunder, neither Party shall have any duty to account and no need to obtain the other Party's consent in order to exploit such Development Intellectual Property, except as may be required pursuant to obligations to or rights of the other Party that are not acquired under or related to this Agreement.

                  (d) Nothing in this section shall grant to either Party any rights in any Intellectual Property of the other Party existing prior to the Effective Date or that is not developed in connection with the Project and all rights of a Party to Intellectual Property of the other Party that are developed in connection with the Project are only the rights expressly set forth herein.

            3.2 Further Cooperation. Each Party (the "Cooperating Party"), without charge to the other Party (the "Owning Party"), shall execute, acknowledge, and deliver to the Owning Party all further papers, including applications for patents, as may be necessary to evidence the ownership of Development Intellectual Property as set forth above and to vest title to said Development Intellectual Property in the Owning Party pursuant to the terms hereof. The Cooperating Party shall render such assistance as the Owning Party may require in any patent office proceeding or litigation involving said Development Intellectual Property. Each Party's obligations under this clause
3.2 shall survive expiration or termination of this Agreement.

            3.3 Patent Prosecution and Maintenance.

                   (a)  Jointly-Owned Patents and Patent Applications.

                        (i) The DAB shall review and consider the desirability
            of filing patent applications anywhere in the world directed to Development Intellectual Property jointly owned by the Parties pursuant to this Section 3, if any, and as to which Party, if either, shall be primarily responsible for the filing and prosecution of any such patent application. The DAB shall consult with the respective Parties' patent counsel with respect thereto prior to making such decisions. Should the DAB fail to agree as to whether or not to file a patent application according to this section in a specific jurisdiction within the applicable Territory, the Party proposing to file such patent application in such jurisdiction shall own all patent rights to any resulting patent rights in that jurisdiction resulting from that application; provided that such proposing Party shall be solely


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            responsible for all costs and expenses associated with such application in that jurisdiction and the provisions of this clause
            (a) relating to the rights of the other Party to be involved in the preparation and review of such application shall not apply for such application in such jurisdiction.

                        (ii) Ethicon shall be primarily responsible for the
            filing and prosecution of patent applications anywhere in the world directed to jointly developed Development Intellectual Property relating to the Hemostatic Pad Product and the Flowable Hemostat. Omrix shall be primarily responsible for the filing and prosecution of patent applications anywhere in the world directed to jointly developed Development Intellectual Property relating to FS2, BAC2, Thrombin, and the processes for making the Hemostatic Pad Product and Flowable Hemostat. Each Party shall provide copies of any patent application covered under this Section to the other Party for review, comment and approval, which approval shall not be unreasonably withheld, prior to the filing of the priority application anywhere in the world.

                        (iii) At the discretion of the DAB, the DAB may be
            provided with all substantive correspondence delivered to or received from any governmental patent authority (such as the U.S. Patent and Trademark Office) in connection with such applications and consulted with by the attorney(s) prosecuting the applications regarding proposed amendments to the claims of the patent applications during prosecution.

                        (iv) No application shall be abandoned, withdrawn or the
            prosecution thereof discontinued, without first consulting with and obtaining the consent of the DAB, which consent shall not be unreasonably withheld.

                        (v) Except as otherwise provided by this Section, the
            Parties shall share equally in all fees, expenses and costs associated with filing, prosecution, and maintenance of any such patent applications anywhere in the world, and with respect to any interference, opposition or post-issuance proceeding in which such patents or patent applications may become involved, including governmental fees and attorney fees and costs.

                  (b) Solely-Owned Patents and Patent Applications. Nothing in this Agreement shall limit or restrict in any way either Party's rights to patent any of its own Intellectual Property which is not jointly owned with the other Party hereunder, and each Party shall be solely responsible for filing and prosecution anywhere in the world of its solely owned patent applications, including any costs associated with such filings and prosecution.

            3.4 License to Omrix Intellectual Property. During the Term, Omrix hereby grants Ethicon a paid-up, royalty-free nonexclusive license, without the right to grant sublicenses, under Omrix Intellectual Property to (i) carry out the development activities related to the Development Products contemplated by the Development Plan to be performed by Ethicon


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

solely for the purposes of this Project and (ii) to assist in the development of any Covered Improvements to the extent such Covered Improvements and assistance activities are approved by the DAB pursuant to Section 2 hereof. For the avoidance of doubt, nothing in this Agreement shall affect Omrix's right, title and interest in and to Omrix Intellectual Property and Ethicon shall receive no rights in Omrix Intellectual Property except as expressly provided in this
Section 3.4.

            3.5 License to Ethicon Intellectual Property. During the Term of this Agreement, Ethicon hereby grants Omrix a paid-up, royalty-free nonexclusive license, without the right to grant sublicenses, under Ethicon Intellectual Property solely to (i) carry out the development activities related to the Development Products solely for the purposes of this Project and (ii) to assist in the development of any Covered Improvements to the extent such Covered Improvements and assistance activities are approved by the DAB pursuant to
Section 2 hereof. For the avoidance of doubt, nothing in this Agreement shall affect Ethicon's right, title and interest in and to Ethicon Intellectual Property and Omrix shall receive no rights in Ethicon Intellectual Property except as expressly provided in this Section 3.5.

            3.6 Regulatory Dossiers. All regulatory dossiers or other regulatory filings for Development Products and Improved Products, if any, shall be the sole property, and in the name of, Omrix or Ethicon in case of the Flowable Hemostat.

      4. Development Costs

            4.1 Payment of Development and Labor Costs. Ethicon shall be responsible for all Development Costs and one-half of all Labor Costs.

            4.2 Invoices and Payments. Ethicon shall issue to Omrix a purchase order for the full amount of the Development Costs anticipated to be incurred by Omrix with respect to each Development Product and Covered Improvement (or Improved Product) approved by the DAB. From time to time, Omrix shall provide an original invoice to Ethicon's Accounts Payable with an advisement copy to the DAB for Development Costs as they are incurred, which invoice shall include a detailed breakdown of the Development Costs. In addition, each month, Omrix shall provide Ethicon's Accounts Payable with an invoice for one-half of all Labor Costs incurred in the previous month, with an advisement copy to the DAB. Ethicon shall pay invoiced amounts within forty-five (45) days of Ethicon's receipt of the applicable invoice. Omrix will have the option to include on their invoice to offer a 2% discount in exchange for payment within ten (10) days of Ethicon's receipt of such invoice.

            4.3 Capital Investment. Ethicon shall be responsible for capital investment reasonably necessary for the Parties to conduct the Project, as determined by the DAB prior to making such capital investment. Should Omrix make use of any equipment purchased with respect to a Development Product or an Improved Product, if any, with the capital investment subsequent to completion of the development of that Development Product or Improved Product, ownership of such equipment will be transferred to Omrix subject to the Parties reaching agreement on the fair market value of the equipment and method of payment. In such case, the parties shall use reasonable efforts to reach agreement on the fair market value of the equipment and method of payment. Otherwise, such equipment shall be delivered to Ethicon, F.O.B. Omrix's facility, promptly after such completion of such development.

      5. Milestone Payments. Ethicon shall pay to Omrix the following milestone payments ("Milestone Payments") in the following events:

                  (a) *** dollars ($***) upon the earlier of (i) First Commercial Sale of Thrombin in the US or (ii) forty-five (45) days after US Marketing Clearance of Thrombin.

                  (b) *** dollars ($***) upon the earlier of (i) First Commercial Sale of Flowable Hemostat in the US or EU or (ii) forty-five (45) days after the earlier of US Marketing Clearance or EU Marketing Clearance of Flowable Hemostat.

                  (c) *** dollars ($***) upon the earlier of (i) First Commercial Sale of FS2 in the EU or (ii) forty-five (45) days after EU Marketing Clearance of FS2, except as may be modified pursuant to Section 2.8 of the Supply Agreement.

                  (d) *** dollars ($***) upon the earlier of (i) First Commercial Sale of the Hemostatic Pad Product in the US or EU or (ii) forty-five
(45) days after the earlier of US Marketing Clearance or EU Marketing Clearance of the Hemostatic Pad Product.

      The foregoing milestones and payments are in addition to, and not in lieu of, any other milestones and payments set forth in the Supply Agreement or any other agreement between the Parties.

      6. Currency; Late Payments. All payments for Development Costs and Milestone Payments shall be made in United States Dollars and shall be made via wire transfer or company check. All amounts due and owing hereunder but not paid on the due date thereof shall bear interest, compounded monthly, at the rate of the lesser of: (i) one and one-half percent (1.5%) per month; and (ii) the maximum lawful interest rate permitted under applicable law. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

      7. Confidentiality

            7.1 Confidentiality Obligation. Each of Ethicon and Omrix (the "Receiving Party") shall keep strictly confidential any information disclosed in writing, orally or in any other manner by the other Party (the "Disclosing Party") or otherwise made available to the Receiving Party concerning the Disclosing Party's performance of this Agreement or otherwise concerning the business, operations, trade secrets or other proprietary information of the Disclosing Party ("Confidential Information"), using at least the same degree of care that it uses to protect its own confidential or proprietary. Information disclosed orally shall be considered Confidential Information only if indicated by the Disclosing Party at the time of disclosure to the Receiving Party that such information is considered confidential and confirmed in writing within thirty (30) days after such disclosure as to the confidential subject matter of the disclosure. This Agreement


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

shall be deemed to be Confidential Information of each Party. "Confidential Information" shall not include information:

                  (a) which is or becomes generally available to the public other than as a result of disclosure thereof by the Receiving Party in violation of this Article 7;

                  (b) which is lawfully received by the Receiving Party on a nonconfidential basis from a third party that is not itself under any obligation of confidentiality or nondisclosure to the Disclosing Party with respect to such information;

                  (c) which by written evidence can be shown by the Receiving Party to have been independently developed by the Receiving Party; or

                  (d) which by written evidence can be shown by the Receiving Party to have been in its possession at the time of disclosure by the Disclosing Party.

            7.2 Nondisclosure of Confidential Information. The Receiving Party shall use Confidential Information of the other Party solely for the purposes of this Agreement and shall not disclose or disseminate any Confidential Information of the other Party to any Person at any time, except for disclosure to those of its directors, officers, employees, accountants, attorneys, advisers and agents whose duties reasonably require them to have access to such Confidential Information, provided that such directors, officers, employees, accountants, attorneys, advisers and agents are required to maintain the confidentiality of such Confidential Information to the same extent as if they were Parties hereto. Either Party shall be permitted to use results or data of any clinical trials for purposes of filing patent applications or pursuing governmental registrations or regulatory approvals anywhere in the world, to the extent such patent applications and governmental registrations or regulatory approvals are contemplated by this Agreement.

            7.3 Press Releases. No Party to this Agreement shall originate any publicity, news release or other public announcement, written or oral, whether relating to this Agreement or any arrangement between the Parties, without the prior written consent of the other Party which shall not be unreasonably withheld, except to the extent such publicity, news release or other public announcement is required by law; provided that in such event, the Party issuing same shall still be required to consult with the other Party or Parties named in such publicity, news release or public announcement a reasonable time (being not less than 48 hours) prior to its release to allow the named Party or Parties to comment on the use of its name and, after its release, shall provide the named Party or Parties with a copy thereof. Neither Party shall use the name of the other for advertising or promotional claims without the prior written consent of the other Party.

            7.4 Exception. The foregoing confidentiality and nondisclosure obligations shall not prohibit the disclosure of Confidential Information, to the extent such disclosure is required by law or by regulation; provided, however, that, in such event, the Receiving Party provides the Disclosing Party with prompt advance notice of such disclosure so that the

Disclosing Party has the opportunity if it so desires to seek a protective order or other appropriate remedy.

      8. Representations and Warranties. Each Party represents and warrants that the execution and performance of this Agreement by such Party will not (i) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body to which such Party is subject, or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of such Party under, its organizational documents, as amended to date, or any material note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which such Party is a party or by which it or any of its properties or assets is bound or affected.

      9. Disclaimers.

            9.1 Disclaimer of Warranties. Except as expressly set forth herein NEITHER PARTY MAKES ANY WARRANTIES WITH RESPECT TO THE COVERED IMPROVEMENTS, DEVELOPMENT PRODUCTS OR IMPROVED PRODUCTS OR OTHERWISE UNDER THIS AGREEMENT.

            9.2 Disclaimer of Liability. UNDER NO CIRCUMSTANCES WILL EITHER PARTY, THEIR LICENSORS OR SUBCONTRACTORS BE RESPONSIBLE OR LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR OTHER INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES RESULTING FROM LOSS OF USE, LOSS OF DATA, LOSS OF PROFITS OR LOSS OF BUSINESS ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE OF ANY OBLIGATIONS UNDER THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

      10. Term and Termination.

            10.1 Term. The initial term of this Agreement shall commence on the date hereof and shall end on the earlier of (i) the later of (A) achievement of and payment for all milestones set forth in Section 5 hereof and (B) completion of any Covered Improvements approved by the DAB prior to the date set forth in clause (A) above, (ii) the tenth (10th) anniversary of the date hereof and (iii) termination of the Supply Agreement, unless terminated earlier as provided in this Section 10 (the "Term").

            10.2 Voluntary Termination. If a Party materially breaches, or materially fails to perform, its obligations under this Agreement and fails to cure such breach or nonperformance within sixty (60) days after receiving written notice thereof, the non-breaching Party in its sole discretion may terminate this Agreement upon prior notice to the defaulting Party.

            10.3 Automatic Termination. In addition to the rights of termination provided in this Section 10, on the occurrence of a Bankruptcy Event (as defined in the Supply Agreement), this Agreement shall automatically terminate unless the Party which is not the subject of such event elects within 30 days following such event to waive termination.

            10.4 Force Majeure Events. If either Party is prevented from performing any of its obligations hereunder (other than payment obligations) due to any cause which is beyond the non-performing Party's reasonable control, including, without limitation, fire, explosion, flood, or other acts of God; acts, regulations, or laws of any government; war, terrorist act or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common carriers (a "Force Majeure Event"), such non-performing Party shall not be liable for breach of this Agreement with respect to such non-performance to the extent such non-performance is due to a Force Majeure Event. Such non-performance will be excused for as long as such event shall be continuing (whichever period is shorter), provided that the non-performing Party gives immediate written notice to the other Party of the Force Majeure Event. Such non-performing Party shall exercise all reasonable efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable. Should the event of Force Majeure continue unabated for a period of 60 days or more, the Parties shall enter into good faith discussions with a view to alleviating its affects or to agreeing upon such alternative arrangements as may be fair and reasonable having regard to the circumstances prevailing at that time.

            10.5 Effect of Termination or Expiration. In the event of termination or expiration of this Agreement, (a) each Party shall immediately cease work on the Project; (b) all outstanding payment obligations will continue to apply, including payment obligations accrued but not yet paid by Omrix in connection with its obligations under this Agreement; (c) neither Party shall be deemed to release the other Party hereto from any liability which at such time has already accrued or which thereafter accrues from a breach or default prior to such termination, provided that neither Party shall have any obligation to the other Party, or to any employee of the other Party, for compensation or for damages of any kind, whether on account of the loss by the other Party or such employee of present or prospective sales, investments, compensation or goodwill as a result of such termination or expiration; (d) within thirty (30) days of such termination or expiration, each Party shall return to the other Party all Intellectual Property in its possession or control that is owned by such other Party (other than jointly owned Development Intellectual Property) and confirm in writing that all such Intellectual Property has been so returned and (e) Ethicon shall make any payments required by Section 11.2 of the Supply Agreement. Each Party, for itself and on behalf of each of its employees and sub-distributors, hereby waives any rights which are not granted to it or them by this Agreement.

            10.6 Survival. All rights granted and obligations undertaken by the Parties hereunder shall terminate immediately upon the event of any termination or expiration of this Agreement, except for the following which shall survive according to their terms: Sections 3.1, 3.2, 3.3, 3.6, 6, 7, 9, 10 and 11.

      11. Miscellaneous.

            11.1 Subcontractors. Each Party acknowledges that the other Party may utilize subcontractors in the performance of its obligations under this Agreement so long as such subcontractor is fully qualified to undertake the activities, has executed an agreement protecting the Confidential Information of the Parties to the same extent protected hereunder and is approved by the DAB pursuant to Section 2.6 of this Agreement.

            11.2 Penalties. If either Party terminates this Agreement in accordance with the terms herein, the terminating Party shall owe no penalty or indemnity, or have any other liability, to the terminated Party on account of such termination, including without limitation for any loss of profits on sales or anticipated sales, for any loss of good will, or for any loss due to expenditures, investments or commitments made in connection with this Agreement.

            11.3 Independent Contractor Status. The relationship between the Parties established by this Agreement is that of independent contractors, and nothing herein shall be construed to constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. Neither Party shall have any authority to neither obligate the other in any respect nor hold itself out as having any such authority. All personnel of Omrix shall be solely employees of Omrix and shall not represent themselves as employees of Ethicon, and all personnel of Ethicon shall be solely employees of Ethicon and shall not represent themselves as employees of Omrix.

            11.4 Dispute Resolution.

                  (a) Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under UNCITRAL Rules which rules are deemed to be incorporated by reference into this clause. The arbitration shall be conducted in New York, New York, in the English language by three arbitrators, one nominated by each Party and the third appointed jointly by the two nominated arbitrators. If the two arbitrators nominated by the Parties cannot agree upon the third arbitrator within thirty days, the third arbitrator shall be appointed by the New York City office of the International Centre for Dispute Resolution. The arbitrators shall apply the substantive law of the state of New York, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Prior to commencement of arbitration, emergency relief is available from any court to avoid irreparable harm.

                  (b) Prior to commencement of arbitration, the Parties must attempt to mediate their dispute using a professional mediator from the American Arbitration Association ("AAA"), the CPR Institute for Dispute Resolution, or like organization selected by agreement or, absent agreement, through selection procedures administered by the AAA. Within a period of forty-five (45) days after the request for mediation, the Parties agree to convene with the mediator, with business representatives present, for at least one session to attempt to resolve the matter. In no event will mediation delay commencement of the arbitration for more than forty-five (45) days absent agreement of the Parties or interfere with the availability of emergency relief.

                  (c) All disputes arising out of or related to this Agreement, or the breach thereof, whether based on contract, tort, statute, or other theory of liability ("Disputes"), shall be resolved in accordance with this Section
11.4. It is the intent of the Parties that all disputes relating in any way to this Agreement should be resolved in accordance with this paragraph, including disputes that may involve the parent companies, subsidiaries, and affiliates under common control of any Party. Notwithstanding anything contained in this
Section 11.4 to the contrary, each Party has the right before or, if the arbitrators cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court interim relief and provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. THE ARBITRATORS SHALL NOT AWARD ANY PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES NOR ANY DAMAGES PROSCRIBED BY
SECTION 9 HEREOF, AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO SEEK SUCH DAMAGES. NO PARTY MAY SEEK OR OBTAIN ATTORNEYS' FEES OR COSTS.

            11.5 Applicable Law. This Agreement will be governed by the laws of the United States of America and the State of New York without regard to: (i) its principles of conflicts of laws; (ii) the United Nations Convention on Contracts for the International Sale of Goods; (iii) the 1974 Convention on the Limitation Period in the International Sale of Goods (the "1974 Convention"); and (iv) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980.

            11.6 Binding Effect; Benefits; Assignment.

                  (a) This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective permitted successors and assigns. Nothing contained herein shall give to any other person any benefit or any legal or equitable right, remedy or claim. Anything to the contrary herein notwithstanding, each Party agrees that the right and obligations under this Agreement of the other Party may, from time to time, be exercised or performed, as the case may be, in whole or in part by Affiliates of such Party; provided that each Party shall remain liable for any such obligations delegated to its Affiliates.

                  (b) This Agreement shall not be assignable by any Party without the prior written consent of the other Party, except that either Party shall be permitted to assign this Agreement, without the other Party's consent, to an Affiliate or a company acquiring all or substantially all of the first Party's assets, voting stock or business to which this Agreement relates and assuming the Support Agreement, upon written notice to the other Party. Such assignment shall be subject to the assignee agreeing in writing to assume the benefits and obligations of this Agreement but shall not release the assigning Party from any obligations hereunder. Any assignment made without prior written consent (if such consent is required by this Section 11.6) shall be wholly void and invalid, the assignee shall acquire no rights whatsoever, and the non-assigning Party shall not recognize, nor shall it be required to recognize, the assignment. This provision limits both the right and the power to assign.

            11.7 Entire Agreement; Amendments. Before signing this Agreement the Parties have had numerous conversations, including without limitation preliminary discussions, formal negotiations and informal conversations at meals and social occasions, and have generated correspondence and other writings, in which the Parties discussed the transaction that is the subject of this Agreement and their aspirations for success. In such conversations and writings, individuals representing the Parties may have expressed their judgments and beliefs concerning the intentions, capabilities and practices of the Parties, and may have forecasted future events. The Parties recognize that such conversations and writings often involve an effort by both sides to be positive and optimistic about the prospects for the transactions. However, it is also recognized that all business transactions contain an element of risk, as does the transaction contemplated by this Agreement, and that it is normal business practice to limit the legal obligations of contracting Parties to only those promises and representations which are essential to their transaction so as to provide certainty as to their future rights and remedies. Accordingly, this Agreement is intended to define the full extent of the legally enforceable undertakings of the Parties hereto, and no promise or representation, written or oral, which is not set forth explicitly in this Agreement is intended by either Party to be legally binding. Each of the Parties acknowledge that in deciding to enter into this Agreement and to consummate the transaction contemplated hereby none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

            11.8 Severability. If, under applicable law or regulation, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement ("Severed Clause"), it is mutually agreed that this Agreement shall endure except for the Severed Clause. The Parties shall consult and use their best efforts to agree upon a valid and enforceable provision, which shall be a reasonable substitute for such Severed Clause in light of the intent of this Agreement.

            11.9 Remedies. Unless otherwise expressly provided, all remedies hereunder are cumulative, and in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

            11.10 Notices. Any notice, request, consent or communication (each, a "Notice") under this Agreement shall be effective if it is in writing and (i) personally delivered, (ii) sent by certified or registered mail, postage prepaid, return receipt requested, (iii) sent by an internationally recognized overnight delivery service, with delivery confirmed, or (iv) sent by facsimile, with receipt confirmed (electronically or otherwise) and hard copy delivered by regular mail; addressed as set forth in the Supply Agreement or to such other address or facsimile number as shall be furnished by either Party hereto to the other Party hereto. A Notice shall be deemed to have been given as of (i) the date when personally delivered, (ii) seven (7) business days after being deposited with the United States Postal Service, certified or registered mail, properly addressed, return receipt requested, postage prepaid, (iii) two business days after being delivered to said overnight delivery service properly addressed, or (iv) upon confirmation of receipt of the facsimile, as the case may be. All Notices shall specifically state: (i) the provision (or provisions) of this Agreement with respect to which such Notice is given, and (ii) the relevant time period, if any, in which the Party receiving the Notice must respond.

            11.11 Waivers. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. The observance of any provision of this Agreement may be waived (either generally or in any particular instance) only with the written consent of the waiving Party.

            11.12 Counterparts. This Agreement may be executed in any number of counterparts, and execution by each of the Parties of any one of such counterparts will constitute due execution of this Agreement. Each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

            11.13 Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            11.14 Construction. The Parties expressly agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

      IN WITNESS WHEREOF, Ethicon and Omrix intending legally to be bound hereby have caused this Development Agreement to be duly executed as of the date first above written.

                                    OMRIX BIOPHARMACEUTICALS, INC.

                                    By:   /s/ Robert Taub
                                       -----------------------------------------
                                    Name:  Robert Taub
                                    Title: C.E.O.


                                    ETHICON, INC.

                                    BY:  JOHNSON & JOHNSON WOUND MANAGEMENT,
                                    WORLDWIDE DIVISION OF ETHICON, INC.

                                    By:   /s/ Howard Zauberman
                                       -----------------------------------------
                                    Name:  Howard Zauberman
                                    Title: WW Vice President, Ethicon, Inc.
                                           New Business Development